EXHIBIT 99.1
Mission ProduceTM Announces Fiscal 2024 Third Quarter Financial Results
Year-to-date momentum continues with ongoing strength of the Marketing & Distribution segment
Operating cash flow for the first nine months of fiscal 2024 increased by $62.7 million versus the prior year period

OXNARD, Calif. -- September 9, 2024 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal third quarter ended July 31, 2024.
Fiscal Third Quarter 2024 Financial Overview:
•Total revenue increased 24% to $324.0 million compared to the same period last year
•Net income of $12.4 million, or $0.17 per diluted share, compared to $6.6 million, or $0.09 per diluted share, for the same period last year
•Adjusted net income of $16.7 million, or $0.23 per diluted share, compared to $10.3 million, or $0.15 per diluted share, for the same period last year
•Adjusted EBITDA increased 49% to $31.5 million, compared to $21.2 million in the same period last year
•Cash flow from operations for the nine months ended July 31, 2024 was $55.4 million, compared to cash used of $(7.3) million in the prior year period.
CEO Message
“We are pleased to report another quarter of strong financial performance, marked by robust third quarter revenues of $324.0 million, an increase of 24% year-over-year and a 49% increase in adjusted EBITDA to $31.5 million,” stated Steve Barnard, CEO of Mission. “Our team’s ability to leverage our global sourcing network to meet customer demand amid a more challenging production year for our farming operations in Peru was commendable. The result of this focus was an achievement of per-unit margins that exceeded our targeted range, which is a testament to our team's exceptional execution and ability to capitalize on favorable market conditions. These efforts are a continuation of our strong performance this year and combined with our solid working capital management, they have translated into a $62.7 million improvement in our year-to-date operating cash flow performance versus the prior year period. Looking ahead, we remain excited about our position and will continue to focus on operational excellence, strategic growth initiatives, and sound capital allocation to drive long-term shareholder value.”
Fiscal Third Quarter 2024 Consolidated Financial Review
Total revenue for the third quarter of fiscal 2024 increased $62.6 million or 24% compared to the same period last year, primarily driven by our Marketing and Distribution segment, where average per-unit avocado sales prices increased 36%, which more than offset a 10% decrease in avocado volume sold. These price and volume dynamics resulted from lower avocado supply available during the quarter due to a combination of weather impacts on fruit development and production in Peru and fruit harvesting disruptions in Mexico. Despite overall volume reductions, domestic sales volumes were relatively flat during the quarter, demonstrating the resiliency of demand for avocados amid higher price points in the U.S. market.

Gross profit increased $8.6 million in the third quarter of fiscal 2024, compared to the same period last year, to $37.0 million and gross profit percentage increased 50 basis points, to 11.4% of revenue. The increases were attributed to the Marketing and Distribution segment, where strong per-unit margins on avocados sold more than offset lower volumes. In the International Farming segment, gross profit was negatively impacted by a $3.2 million asset write-down for undeveloped land that was reassumed by the Peruvian government. Excluding the effect of the asset disposal, International Farming gross profit was down slightly during the quarter, as the adverse impact of lower harvest yields on fixed cost absorption was largely offset by higher sales prices and cost savings measures.

EXHIBIT 99.1
Selling, general and administrative expense (“SG&A”) for the third quarter increased $2.8 million or 16% compared to the same period last year primarily due to higher employee related costs, including performance-based incentive compensation and stock-based compensation expense. Higher performance-based incentive compensation is largely explained by the Company’s improved year-to-date operating performance relative to the prior year period.

Net income for the third quarter of fiscal 2024 was $12.4 million, or $0.17 per diluted share, compared to $6.6 million, or $0.09 per diluted share, for the same period last year.

Adjusted net income for the third quarter of fiscal 2024 was $16.7 million, or $0.23 per diluted share, compared to $10.3 million, or $0.15 per diluted share, for the same period last year.

Adjusted EBITDA was $31.5 million for the third quarter of fiscal 2024, an increase of $10.3 million or 49% as compared to $21.2 million in the prior year period, driven primarily by stronger gross profit performance from the Marketing & Distribution segment.
Fiscal Third Quarter Business Segment Performance
Marketing & Distribution

Net sales in the Marketing & Distribution segment increased 25% to $321.3 million for the quarter, driven by avocado pricing increases described previously.

Segment adjusted EBITDA increased $10.7 million or 66% to $26.8 million, primarily due to improved per-unit gross margin on avocados sold.
International Farming

Total sales in the International Farming segment for the third quarter of fiscal 2024 were $27.4 million, compared to $38.2 million for the same period last year primarily due to lower volumes of owned avocados sold, partially offset by higher average sales prices. The volume and pricing dynamics were directly impacted by the reduced 2024 harvest yields in Peru resulting from warmer temperatures correlated with El Niño conditions during crop development.

Segment adjusted EBITDA was $4.6 million, compared to $4.9 million for the same period last year, as the adverse impact of lower harvest yields on fixed cost absorption was largely offset by higher sales prices and cost savings measures.
Blueberries

Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season, which typically runs from July through February.

Net sales in the Blueberries segment were $1.6 million for the third quarter of fiscal 2024 compared to $1.4 million for the same period last year.

Segment adjusted EBITDA was $0.1 million for the third quarter of fiscal 2024 compared to $0.2 million for the same period last year.
Balance Sheet and Cash Flow
Cash and cash equivalents were $49.5 million as of July 31, 2024, compared to $42.9 million as of October 31, 2023.

The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. In the third quarter, the Company experienced advantageous circumstances which pulled forward the working capital benefits that it would otherwise expect to realize in the fiscal fourth quarter.

Net cash provided by operating activities was $55.4 million for the nine months ended July 31, 2024, compared to cash used in operating activities of $7.3 million in the prior year period, driven by improved operating performance and working capital management. Improvement in working capital was largely driven by favorable changes in grower payables during the third quarter of 2024 resulting from an advantageous mix of source market fruit versus the prior year.

Capital expenditures were $25.3 million for the nine months ended July 31, 2024, compared to $47.0 million for the same period last year. Capital expenditures were comprised primarily of avocado orchard development, pre-production orchard maintenance and land improvements in Guatemala; pre-production avocado orchard maintenance, blueberry land development and plant cultivation, and blueberry cooling facility construction costs in Peru; and distribution facility construction costs in the UK. During the nine months ended July 31, 2024, the International Farming segment also began construction of a pack house in Guatemala.

EXHIBIT 99.1
Outlook
For the fourth quarter of fiscal year 2024, the Company is providing the following industry outlooks that will drive performance:
•Industry volumes are expected to be flat to slightly lower in the fiscal 2024 fourth quarter versus the prior year period. The California and Peru harvest seasons will conclude, and the Company will transition to a Mexico-centric source model during the latter part of the quarter. Sales of exportable avocado production from Mission’s owned farms is expected to be slightly below the fiscal third quarter 2024 volume of approximately 25 million pounds.
•Pricing is expected to decrease on a sequential basis, but remain approximately 15% higher than the $1.39 per pound average experienced in fourth quarter of fiscal 2023.
•The blueberries harvest season in Peru will begin to ramp up during the quarter. The Company expects to see meaningful volume increases from our owned farms, but the impact on revenue will likely be offset by lower average sales prices. The lower prices are expected to impact segment adjusted EBITDA during the quarter, as compared to the previous year when supply constraints led to abnormally high sales prices.
•Capital expenditures are expected to remain in the range of $40 to $45 million for the full year fiscal 2024.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its third quarter of fiscal 2024 financial results today at 5:30 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through September 23, 2024 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13747713.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business with additional offerings in mangos and blueberries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and currently services retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes strategically positioned forward distribution centers

EXHIBIT 99.1
across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.

You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	July 31, 2024	October 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$49.5	$42.9
Restricted cash	0.4	0.3
Accounts receivable
Trade, net of allowances	101.5	74.1
Grower and fruit advances	1.6	0.9
Other	13.8	12.4
Inventory	83.8	70.8
Prepaid expenses and other current assets	8.3	9.1
Income taxes receivable	12.2	9.6
Total current assets	271.1	220.1
Property, plant and equipment, net	520.5	523.2
Operating lease right-of-use assets	69.1	72.4
Equity method investees	31.0	31.0
Deferred income tax assets, net	9.0	8.5
Goodwill	39.4	39.4
Intangible asset, net	—	0.5
Other assets	19.8	19.7
Total assets	$959.9	$914.8

Liabilities and Equity
Liabilities
Accounts payable	$29.7	$27.2
Accrued expenses	28.9	26.4
Income taxes payable	5.1	1.6
Grower payables	55.3	26.4
Short-term borrowings	3.0	2.8
Loans from noncontrolling interest holders—current portion	0.2	0.5
Notes payable	0.5	—
Long-term debt—current portion	3.0	3.4
Operating leases—current portion	5.8	6.6
Finance leases—current portion	2.4	2.6
Total current liabilities	133.9	97.5
Long-term debt, net of current portion	131.4	148.6
Loans from noncontrolling interest holders, net of current portion	1.8	2.5
Operating leases, net of current portion	68.4	71.0
Finance leases, net of current portion	21.4	14.7
Income taxes payable	1.3	2.3
Deferred income tax liabilities, net	22.7	23.5
Other long-term liabilities	25.3	26.4
Total liabilities	406.2	386.5
Equity
Mission Produce shareholders' equity	527.3	503.6
Noncontrolling interest	26.4	24.7
Total equity	553.7	528.3
Total liabilities and equity	$959.9	$914.8

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for share and per share amounts)	2024	2023	2024	2023
Net sales	$324.0	$261.4	$880.3	$696.0
Cost of sales	287.0	233.0	783.6	640.5
Gross profit	37.0	28.4	96.7	55.5
Selling, general and administrative expenses	20.2	17.4	59.6	55.8
Operating income (loss)	16.8	11.0	37.1	(0.3)
Interest expense	(3.2)	(3.2)	(9.9)	(8.3)
Equity method income	1.7	1.8	2.6	3.2
Other income (expense), net	1.3	(1.1)	1.3	(1.3)
Income (loss) before income taxes	16.6	8.5	31.1	(6.7)
Provision for income taxes	4.5	2.3	10.0	2.4
Net income (loss)	$12.1	$6.2	$21.1	$(9.1)
Less: Net (loss) income attributable to noncontrolling interest	(0.3)	(0.4)	1.7	(2.3)
Net income (loss) attributable to Mission Produce	$12.4	$6.6	$19.4	$(6.8)

Net income (loss) per share attributable to Mission Produce:
Basic	$0.17	$0.09	$0.27	$(0.10)
Diluted	$0.17	$0.09	$0.27	$(0.10)

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,082,945	70,918,030	70,977,504	70,740,638

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended July 31,
(In millions)	2024	2023
Operating Activities
Net income (loss)	$21.1	$(9.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Recovery) provision for losses on accounts receivable	(0.1)	0.1
Depreciation and amortization	27.5	22.8
Amortization of debt issuance costs	0.2	0.2
Equity method income	(2.6)	(3.2)
Noncash lease expense	4.6	4.4
Stock-based compensation	4.5	3.2
Dividends received from equity method investees	3.2	2.7
Losses on asset impairment, disposals and sales, net of insurance recoveries	3.8	1.2
Deferred income taxes	(1.3)	(1.2)
Unrealized (gain) loss on foreign currency transactions	(0.6)	2.9
Unrealized loss (gain) on derivative financial instruments	0.1	(0.1)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(26.5)	(23.8)
Grower fruit advances	(0.7)	(0.7)
Other receivables	(1.4)	(1.4)
Inventory	(10.6)	(13.1)
Prepaid expenses and other current assets	0.8	2.5
Income taxes receivable	(2.6)	(4.3)
Other assets	0.5	2.3
Accounts payable and accrued expenses	10.6	5.7
Income taxes payable	2.4	(0.5)
Grower payables	28.6	4.2
Operating lease liabilities	(4.7)	(2.8)
Other long-term liabilities	(1.4)	0.7
Net cash provided by (used in) operating activities	$55.4	$(7.3)
Investing Activities
Purchases of property, plant and equipment	(25.3)	(47.0)
Proceeds from sale of property, plant and equipment	0.1	0.1
Investment in equity method investees	(0.6)	(1.4)
Purchase of other investment	—	(2.3)
Other	(0.2)	(0.1)
Net cash used in investing activities	$(26.0)	$(50.7)
Financing Activities
Borrowings on revolving credit facility	40.0	145.0
Payments on revolving credit facility	(55.0)	(115.0)
Proceeds from short-term borrowings	3.0	2.8
Repayment of short-term borrowings	(2.8)	(2.5)
Principal payments on long-term debt obligations	(2.7)	(2.7)
Principal payments on finance lease obligations	(1.6)	(2.4)
Payments for long-term supplier financing	(0.5)	—
Payments to noncontrolling interest holder for long-term supply financing	(2.0)	—
Principal payments on loans due to noncontrolling interest holder	(0.5)	—
Payments of minimum withholding taxes on net share settlement of equity awards	(0.8)	(0.4)
Exercise of stock options	—	0.1
Proceeds from loan from noncontrolling interest holder	—	2.0
Equity contributions from noncontrolling interest holders	—	2.2
Net cash (used in) provided by financing activities	$(22.9)	$29.1
Effect of exchange rate changes on cash	0.2	0.1
Net increase (decrease) in cash, cash equivalents and restricted cash	6.7	(28.8)
Cash, cash equivalents and restricted cash, beginning of period	43.2	53.9
Cash, cash equivalents and restricted cash, end of period	$49.9	$25.1

MISSION PRODUCE, INC.

	Nine Months Ended July 31,
(In millions)	2024	2023

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$49.5	$23.0
Restricted cash	0.4	2.1
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$49.9	$25.1

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2024	2023	2024	2023
Net income (loss) attributable to Mission Produce	$12.4	$6.6	$19.4	$(6.8)
Stock-based compensation	1.5	1.2	4.5	3.2
Unrealized loss on derivative financial instruments	0.1	0.5	0.5	1.6
Foreign currency transaction (gain) loss	(1.2)	1.3	0.1	2.6
Losses on asset impairment, disposals and sales, net of insurance recoveries	3.4	0.4	3.8	1.2
Farming costs for nonproductive orchards(1)	1.3	1.0	3.5	2.8
Recognition of deferred ERP costs	0.5	0.6	1.6	1.7
Depreciation-blueberries(2)	—	—	4.1	—
Severance	—	—	1.3	—
Legal settlement	—	—	0.2	—
Amortization of intangible asset recognized from business combination	—	—	0.5	1.2
Transaction costs	—	—	—	0.3
Amortization of inventory adjustment recognized from business combination	—	—	—	0.7
Tax effects of adjustments to net loss attributable to Mission Produce(3)	(1.1)	(1.2)	(4.1)	(3.4)
Nonrecurring discrete tax charge	—	—	—	1.8
Noncontrolling interest(4)	(0.2)	(0.1)	(2.2)	(1.1)
Mission Produce adjusted net income	$16.7	$10.3	$33.2	$5.8
Mission Produce adjusted net income per diluted share	$0.23	$0.15	$0.47	$0.08
(1)During the three months ended July 31, 2024, $0.8 million related to blueberry orchards and $0.5 million related to avocado orchards. During the nine months ended July 31, 2024, $2.2 million related to the blueberry orchards and $1.3 million related to avocado orchards. During the three months ended July 31, 2023, $0.5 million related to the development of blueberry orchards and $0.5 million related to avocado orchards. During the nine months ended July 31, 2023, $1.5 million related to the development of blueberry orchards and $1.3 million related to avocado orchards.
(2)Represents accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(3)Tax effects are calculated using applicable rates that each adjustment relates to.
(4)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2024	2023	2024	2023
Marketing and Distribution adjusted EBITDA	$26.8	$16.1	$59.5	$29.3
International Farming adjusted EBITDA	4.6	4.9	1.9	2.0
Blueberries adjusted EBITDA	0.1	0.2	9.5	(0.2)
Total reportable segment adjusted EBITDA	$31.5	$21.2	$70.9	$31.1
Net income (loss)	12.1	6.2	21.1	(9.1)
Interest expense	3.2	3.2	9.9	8.3
Provision for income taxes	4.5	2.3	10.0	2.4
Depreciation and amortization(1)	8.9	7.6	27.5	22.8
Equity method income	(1.7)	(1.8)	(2.6)	(3.2)
Stock-based compensation	1.5	1.2	4.5	3.2
Losses on asset impairment, disposals and sales, net of insurance recoveries	3.4	0.4	3.8	1.2
Farming costs for nonproductive orchards	0.5	0.5	1.3	1.3
Recognition of deferred ERP costs	0.5	0.6	1.6	1.7
Severance	—	—	1.3	—
Legal settlement	—	—	0.2	—
Transaction costs	—	—	—	0.3
Amortization of inventory adjustment recognized from business combination	—	—	—	0.7
Other (income) expense, net	(1.3)	1.1	(1.3)	1.3
Noncontrolling interest(2)	(0.1)	(0.1)	(6.4)	0.2
Total adjusted EBITDA	$31.5	$21.2	$70.9	$31.1
(1)Includes depreciation and amortization of purchase accounting assets of $0.2 million and $0.1 million for the three months ended July 31, 2024 and 2023, respectively, and $3.5 million and $1.8 million for the nine months ended July 31, 2024 and 2023, respectively. The nine months ended July 31, 2024 include $4.1 million of accelerated depreciation expense recognized during the first quarter of 2024, for certain blueberry plants determined to have no remaining useful life.
(2)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries	Total	Marketing and Distribution	International Farming	Blueberries	Total
	Three Months Ended July 31,
(In millions)	2024				2023
Third party sales	$321.3	$1.1	$1.6	$324.0	$256.6	$3.4	$1.4	$261.4
Affiliated sales	—	26.3	—	26.3	—	34.8	—	34.8
Total segment sales	321.3	27.4	1.6	350.3	256.6	38.2	1.4	296.2
Intercompany eliminations	—	(26.3)	—	(26.3)	—	(34.8)	—	(34.8)
Total net sales	$321.3	$1.1	$1.6	$324.0	$256.6	$3.4	$1.4	$261.4
	Nine Months Ended July 31,
	2024				2023
Third party sales	$833.0	$3.2	$44.1	$880.3	$653.7	$9.4	$32.9	$696.0
Affiliated sales	—	31.4	—	31.4	—	40.5	—	40.5
Total segment sales	833.0	34.6	44.1	911.7	653.7	49.9	32.9	736.5
Intercompany eliminations	—	(31.4)	—	(31.4)	—	(40.5)	—	(40.5)
Total net sales	$833.0	$3.2	$44.1	$880.3	$653.7	$9.4	$32.9	$696.0
Avocado Sales

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Pounds of avocados sold (millions)	166.1	183.8	486.2	492.0
Average sales price per pound	$1.84	$1.36	$1.62	$1.27

Sales by Type

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2024	2023	2024	2023
Avocado	$306.9	$249.2	$786.7	$626.1
Other	17.1	12.2	93.6	69.9
Total net sales	$324.0	$261.4	$880.3	$696.0